Sheet1

Financial Institutions Series Trust
Series 1
File Number: 811-3189
CIK Number: 353281
Summit Cash Reserves Fund
For the Period Ending: 05/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended May 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/16/2000	$3,560	Ew Sripps Company	6.600%	09/14/2000
06/28/2000	5,000	Deutsche Bank A.G.	5.000	06/29/2001
07/10/2000	1,500	Svenska Handelsbanken	6.980	02/08/1904
07/19/2000	5,000	Forrestal Funding Ms Tr	6.570	10/13/2000

Last Updated on 07/26/2001
By Win95 User